UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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On April 26, 2018, USG Corporation (the “Company”) filed an investor presentation (the “Investor Presentation”) in connection with Gebr. Knauf KG’s “vote no” campaign. The Company may in the future send or use the same or a substantially similar Investor Presentation from time to time. A copy of the Investor Presentation is attached as Exhibit 1.

USG: MAXIMIZING VALUE FOR ALL STOCKHOLDERS APRIL 2018 USG April 2018 EXHIBIT 1

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management's expectations about future conditions, including but not limited to, statements regarding the indication of interest made by Knauf and uncertainties regarding future actions that may be taken by Knauf in furtherance of such interest, the future impact of our strategic initiatives and future value upside, industry upside, mitigation of cyclicality, margin expansion, advanced manufacturing investment and returns, volume growth, capital expenditures, improved performance through the cycle, end market outlook, upside delivered by innovative product launches, growth of USG equity income from USG Boral, generation of free cash flow, and flexibility and available capital to drive stockholder returns. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "may," "will be," "will continue," "will likely result" and similar expressions. Actual business, market or other conditions may differ materially from management's expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update any forward-looking statement. Actual results may differ materially due to various other factors, including future actions that may be taken by Knauf in furtherance of its unsolicited proposal, economic conditions, such as employment levels, the availability of skilled labor, household formation, home ownership rate, new and existing home price trends, availability of mortgage financing, interest rates, deductibility of mortgage interest and real estate taxes, consumer confidence, job growth and discretionary business investment; competitive conditions and our ability to maintain or achieve price increases; the loss of one or more major customers, including L&W, and the increasing number of our customers with significant buying power; increased costs, or decreased availability, of key raw materials, energy or transportation; unexpected operational difficulties or catastrophic events at our facilities; our ability to successfully operate the joint venture with Boral Limited, including risks that our joint venture partner, Boral Limited, may not fulfill its obligations as an investor or may take actions that are inconsistent with our objectives; exposure to risks of operating internationally; our ability to innovate and protect our intellectual property and other proprietary rights; our ability to make capital expenditures and achieve the expected return on investment; a disruption in our information technology systems; compliance with environmental and safety regulations or product safety concerns; the outcome in legal and governmental proceedings; the ability of a small number of stockholders to influence our business and stock price; our ability to successfully pursue and complete acquisitions, joint ventures and other transactions to complement or expand our businesses; significant changes in factors and assumptions used to measure our defined benefit plan obligations; our ability to return capital to stockholders; the occurrence of an “ownership change” within the meaning of the Internal Revenue Code; our ability to pursue strategic opportunities without increasing our debt and leverage ratio; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. Information describing other risks and uncertainties affecting USG that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the Securities and Exchange Commission, including, but not limited to, the "Risk Factors" in our most recent Annual Report on Form 10-K. Safe Harbor

In connection with USG's 2018 Annual Meeting of Stockholders, USG has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents, including a WHITE proxy card. The Company, its directors, director nominees and certain of its officers and other employees will be considered participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors, director nominees, and the certain officers and other employees who are considered participants, and their respective interests in the Company by security holdings or otherwise, is set forth in USG's definitive proxy statement, dated March 29, 2018, for its 2018 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A, as well as in USG’s proxy supplement, dated April 20, 2018, as filed with the SEC. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE ENCOURAGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD. Investors and other interested parties may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from USG at its website, www.usg.com, or through a request in writing sent to USG at 550 West Adams Street, Chicago, Illinois 60661-3676, attention: Corporate Secretary. Important Additional Information and Where to Find It

Vote FOR USG’s Nominees to Support YOUR Board’s Ability to Maximize Value USG urges stockholders to vote “FOR” its independent nominees at the Annual Meeting on May 9th If Knauf wants to buy USG, it should meaningfully improve its offer price – a vote FOR USG’s Board nominees strengthens our negotiating position with Knauf USG would sell to Knauf, or any other credible bidder, but only at an appropriate price USG’s Board is accountable to ALL stockholders, but Knauf’s interests are opposed to other stockholders’ Do not be misled by Knauf’s misinformation about USG. The truth is YOU OWN the industry’s crown jewel and they want you to believe otherwise A vote “FOR” the Board’s nominees will protect the value of YOUR investment USG’s Board is Committed to Acting in the Best Interests of ALL Stockholders

Knauf’s Opportunistically Timed Proposal is Inadequate USG’s Board is committed to maximizing value for ALL our stockholders, either by executing our strategy or through any proposal to acquire USG that provides full and fair value We have carefully evaluated Knauf’s proposals and have engaged with them multiple times We believe Knauf’s proposals are opportunistically timed, do not reflect USG’s intrinsic value or the substantial benefits Knauf would receive, and are not in the best interests of ALL our stockholders Knauf is a competitor, they know our business, but have not submitted a proposal that we believe is within a reasonable range of adequately compensating ALL stockholders – therefore we have not been willing to share confidential information USG is a transformed Company – we now have a strong foundation and a strategy expected to drive growth in revenue, margins, free cash flow and profitability, which we believe will deliver meaningfully more value than Knauf’s proposal Knauf has made numerous misstatements about USG, its prospects and future industry growth

Clear Track Record of Engagement with Knauf

USG

29-Nov-2017	▪ Knauf proposed to acquire USG for $40.10 per share – a **9% premium** to our prior day closing stock price
20-Dec-2017	▪ After careful evaluation, Board rejected proposal. **Management then spoke to Knauf to explain rationale and view on intrinsic value**
05-Jan-2018	▪ **USG stock traded as high as $41.18** – unaffected by public takeover speculation
08-Mar-2018	▪ **Inaugural USG Investor Day** (under development since mid-2017) – Knauf representatives and advisors attended in person
12-Mar-2018	▪ **Chairman, Steven Leer, and CEO, Jennifer Scanlon, met in person with** Knauf's leadership
15-Mar-2018	▪ **Knauf submitted revised proposal of $42.00 per share – only a 2% premium to recent 52-week high**
26-Mar-2018	▪ **Board formally rejected this proposal** based on USG's intrinsic value which we believe has increased due to **reduction in U.S. corporate tax rates, introduced after initial proposal** ▪ **USG suggested a further call with Knauf's leadership team** which took place on March 29, 2018 – USG explained rationale and suggested advisors meet
05-Apr-2018	▪ **Financial and legal advisors of USG met with advisors from Knauf**
10-Apr-2018	▪ Knauf issued a letter to USG stockholders claiming that the USG Board did not engage in good faith. **This is clearly not true**

USG has engaged with Knauf in good faith on multiple occasions

USG April 2018 I 6

Setting The Record Straight

MISLEADING KNAUF STATEMENT[1]	SETTING THE RECORD STRAIGHT
✘ *10+ Year Historical Analysis*	• 10+ year period largely irrelevant: o Ignores recent transformation of USG business: profitability, portfolio, cost position and capital structure o Includes asbestos-led bankruptcy and emergence in 2000s and housing-led financial crisis and aftermath
✘ *USG has Underperformed in a Cyclical Industry*	• 2x more profitable at 11% lower housing starts (2017 vs. 2007 AOP) • We believe industry upside remains as key industry indicators are lagging historical medians • Cyclicality expected to be mitigated by recent transformation of USG business
✘ *Margin Expansion Constrained by Overcapacity and Commodity Pricing*	• USG wallboard sells at an observable price premium to competitors' • Management expects adjusted operating profit margin expansion of 350bps+ across U.S. Segments through 2020 via: o Advanced Manufacturing - $100M of run-rate EBITDA expected by 2020 o Capacity to meet increased demand from market growth and demand for proprietary products (e.g. Ecosmart); volume growth expected to reduce fixed costs per unit o New product launches, implementation of pricing analytics and other cost reduction initiatives
✘ *USG has Underinvested Capex*	• Invested nearly $600M over the last five years; expect to invest almost $700M over the next three years • Capex fully funded in business plan includes: o $300M investment in Advanced Manufacturing, and; o ~$95M of growth capital in 2018, $50-100M expected in 2019, 2020 and thereafter • USG capex is exclusive of capex in USG Boral joint venture which is self funding
✘ *Market not Supportive of Strategy*	• USG stock price reaction on Investor Day was supportive before the U.S. steel tariff announcement and Q1 commentary • USG stock price was up over 3% the day following Investor Day, while peers were up ~1% • TSR up 33%[2] since sale of L&W and CEO appointment, in excess of S&P 500
✘ *USG's Board is Entrenched*	• NOL rights plan overwhelmingly approved by stockholders (including Knauf and Berkshire Hathaway) in 2016 • Governance structure was in place before Knauf invested; no stockholder, including Knauf, has raised a concern before now o Governance structure protects unaffiliated stockholders • Board has repeatedly engaged with Knauf and would welcome further engagement in good faith

1. Statements in April 17, 2018 communications filed by Knauf with the SEC.
2. Source: FactSet. TSR as of unaffected date of March 23, 2018, up 33.1% from October 31, 2016.

USG April 2018 | 7

USG’s Board – Independent and Highly Experienced Directors Well Equipped to Evaluate All Paths for Maximizing Stockholder Value William Hernandez Jose Armario Gretchen Haggerty Dana Cho Current/ Previous Position Retired Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. Retired Executive Vice President of Worldwide Supply Chain, Development and Franchising of McDonald’s Corporation Retired Executive Vice President and Chief Financial Officer of United States Steel Corporation Partner and Managing Director of IDEO LP Background 70 years old Director since September 2009 Currently Chairs the Audit Committee Also currently a director of Albemarle and Northrup Grumman Previously a director of Eastman Kodak and Black Box Relevant M&A experience includes BorgWarner LBO/subsequent divestments and numerous PPG transactions 59 years old Director since January 2007 Currently serves on the Audit and Compensation and Organization Committees Also currently a director of Avon Products 62 years old Director since May 2011 Currently serves on the Audit Committee Also currently a director of Johnson Controls International and Teleflex Relevant M&A experience includes Johnson & Johnson strategic review and U. S. Steel and Marathon separation 42 years old Standing for election for the first time Expected to serve on the Governance Committee Considerable experience working across commercial and residential construction and design sectors, as well as in innovation and new product development A Vote FOR USG’s Independent Director Nominees Supports Board’s Ability to Maximize Value

USG Today is a Transformed Company with Significant Upside USG April 2018

Recent Transformative Steps have Positioned USG for Significant Growth and Value Creation… August 2016: $300M investment in Advanced Manufacturing announced October 2016: Sale of L&W and CEO transition Year-end 2016: Leverage below 2x; over $1B+ of debt paid down after sale of L&W February 2017: $250M share repurchase program announced February – November 2017: Strategic analysis resulting in new strategy and organizational structure November 2017: Acquisition of Ceilings Plus February 2018: Announced realigned and optimized divisions and SG&A investments in support of strategy February 2018: Increase in share repurchase program to $500M announced; $246M repurchased through Q1 2018 March 2018: New strategic direction and three year financial targets articulated at Investor Day Refreshed and Expanded Portfolio & New Strategy Meaningfully Investing in the Business Significantly Improved Capital Framework

…Resulting in Greater Profits at Lower Construction Volumes, Which is Expected to Improve Performance Through the Cycle Non GAAP Metric – Please refer to Non-GAAP to GAAP Reconciliation Tables in the Appendix; Amounts are Unadjusted for the sale of L&W (not recast to reflect L&W as a discontinued operation). Represents total industry shipments in billions of square feet. HOUSING STARTS VS. Adjusted Operating Profit (Millions) 1,355M (30.7 BSF)2 1,200M (25.7 BSF)2 $191M(1) $438M(1) Over 2x more profitable (11%) 2017 2007 2007 2017 2x More Profitable at 11% Fewer Housing Starts Over 2x More Profitable at 11% Lower Housing Starts

USG has Pivoted to a New Strategy to Achieve Superior Performance at All Points in the Cycle… PROFITABLY GROW OUR CORE PORTFOLIO INNOVATE TO ADDRESS INDUSTRY CHALLENGES ALIGN AND ENABLE OUR ORGANIZATION MAINTAIN DISCIPLINED CAPITAL ALLOCATION

…in a Supportive Macro Environment with Significant Upside... RESIDENTIAL ANNUAL STARTS (M UNITS) 1 R&R HOME IMPROVEMENT 3 NON-RESIDENTIAL LAGGED ANNUAL STARTS (BSF) 2 Since 1960. Note that all information that is available was used in the analysis to quantify the long-term averages. Since 1976. Note that all information that is available was used in the analysis to quantify the long-term averages. Private residential fixed investment as a percent of GDP since 1950. +20% +14% +18%

…and USG Innovations that Address Key Industry Trends Expected to Drive Growth

USG

	DEMONSTRATED BENEFITS OF USG PRODUCTS
Job Site Efficiency	• ***Faster to install*** (Securock® ExoAir®, EcoSmart, Structural) • ***Lighter weight*** (EcoSmart, Structural) • ***Reduced delays*** from weather (Securock® ExoAir®, Structural) • ***Cost savings*** vs. traditional method (Structural, Securock® Exoair®)
Sustainability	• ***Energy savings*** can be achieved (Securock® ExoAir®) • ***Less waste*** generated (EcoSmart) • ***Less water*** used and ***less CO_2*** (EcoSmart) • ***Reduction in greenhouse gases*** (Structural)
High Performing Solutions	• ***Seamless look*** of drywall with ***high-end acoustics*** (Ensemble™) • ***Consistent performance*** from pre-applied membrane (Securock® ExoAir®) • ***Modular panelization*** capabilities (Securock® ExoAir®, Structural)

IMPACT ON PERFORMANCE

- Technology leadership strengthens brand and position with our customers
- Jobsite efficiency translates to contractor cost savings and defends premium USG product pricing
- Future strategic position solidified by staying ahead of evolving industry and product trends
- Critical to commercial end market capabilities given:
  - Architect specification
  - Building code enhancement for exterior envelope
  - Interior design and acoustic trends
  - Ability to leverage wallboard and ceilings products into a single bundled solution

We Believe USG is the Clear Leader in Providing Innovative Products and Deploying a Nimble Commercialization Process

USG April 2018 I 14

USG's Base Plan has a Clear Roadmap to Generate Significant Operating Margin Expansion Over the Next 3 Years…

	U.S. WALLBOARD & SURFACES	U.S. PERFORMANCE MATERIALS	U.S. CEILINGS	USG BORAL
2017 AOP (%)[1]	16.0%	6.4%	19.3%	14.1%
2020E End Market	• Housing Starts: ~1.4M • R&R Growth: mid-single digits	• Non-Residential Starts (Lagged): ~1.2BSF	• Non-Residential Starts (Lagged): ~1.2BSF	• GDP growth across geographies • Wallboard penetration
USG Volume Growth	• Mid-single digits	• ~15% CAGR, weighted towards back-end	• Low-single digit	• N/A
2020E Target	**AOP: 20%+**	**AOP: 10%+**	**AOP: 23%+**	**USG equity income expected to increase ~mid-single digit annually**
Key Drivers	+ Market Growth + Growth Initiatives + Cost Initiatives - Inflation • Guidance assumes wallboard price = flat to 2017 average annual price	+ Market Growth + Growth Initiatives + Price Initiatives + Cost Initiatives - Inflation	+ Market Growth + Growth Initiatives + Price Initiatives + Cost Initiatives - Inflation	+ Market Growth + Growth Initiatives + Cost Initiatives - Inflation

- However, does not reflect management expectation in price
- Sensitivity: 1% increase in price = ~50bps of margin expansion for U.S. Wallboard & Surfaces segment

1. Non GAAP Metric – AOP Margins have been recast to reflect change in employee retirement plan accounting per ASU 2017-07. Please refer to Non-GAAP to GAAP Reconciliation Tables in the Appendix.

USG April 2018 I 15

…Which is Expected to Generate Substantial Free Cash Flow … Increased Free Cash Flow Provides Greater Flexibility to Reinvest in Growth and Return Capital to Stockholders CASH FLOW FROM OPS ($M) CAPITAL EXPENDITURES ($M) FREE CASH FLOW1 ($M) Non GAAP Metric: Calculated by subtracting capital expenditures from cash flow from operations. Well invested and highly efficient manufacturing footprint Future capex needs are fully funded in plan, including base spending, growth initiatives and advanced manufacturing; no unfunded capex needs over planning horizon Capacity in place to meet future demand

…and Provide Significant Flexibility and Available Capital to Drive Stockholder Returns Target leverage ratio of 1.5x – 2.0x Adjusted Net Debt / EBITDA at the mid-cycle Expect stronger free cash flow to support target leverage ratio and enable additional capital allocation Maintain Flexible Balance Sheet “Earn the Right to Grow” – Selectively investing in SG&A and CapEx for profitable growth Deploying Advanced Manufacturing to target $100M incremental run-rate EBITDA by YE2020 Strategically investing in R&D to drive first-to-market, contractor preferred products Initiated $250M share repurchase program in Feb. 2017 Increased authorization by $250M to $500M in Feb. 2018 Repurchased $246M through Q1 2018 Return Excess Cash to Stockholders Acquisitions Reinvest for Lower Cost and Organic Growth Adherence to strategic filters and financial criteria Focused on expanding product portfolio, technology and/or geographic presence Flexibility to participate in potential industry consolidation; opportunity in tuck-in targets

We Believe Knauf’s Proposal is Opportunistic and Substantially Undervalues USG USG April 2018

KNAUF’s proposal FAILS to reflect: AWI EMEA/Pacific Rim We Believe Knauf’s Proposal Significantly Undervalues USG Knauf’s proposal is opportunistically timed to take advantage of short-term weakness in USG’s stock, due to our previously disclosed expectations for Q1 2018 and the impact of near-term investments on margins Ignores value potential of our strategic plan, recent actions and transformation of business Does not reflect material and positive impact of tax reform Insufficient premium for control of the North American industry leader Significant strategic and financial benefits to Knauf of industry-defining transaction – articulated in their November 2017 proposal: Technology, intellectual property, brand, and geography, plus significant synergy potential Knauf has substantial financial resources available to support a proposal which reflects USG’s intrinsic value Knauf paid 1.5-2.0x more for a recent deal USG offers Knauf: Leading market positions in critical N.A. market Higher margins Multiple product platforms (gypsum & ceilings) Strong growth outlook in U.S. construction market Sole ownership of industry leading brands and global IP portfolio USG vs. AWI EMEA / PACIFIC RIM Source: Public filings Note: Based on debt of $1,089M, cash of $394M, current securities of $62M, other equity method investments of $7M, share in net debt of Boral JV of $9M and 143.503M diluted shares outstanding. 1 Based on an 2017 adjusted EBITDA of $636M. +2.2x 1 The intrinsic value of USG The significant value of USG to Knauf Implied transaction multiple based on LTM EBITDA

We Believe Knauf’s Proposal is Opportunistically Timed to Take Advantage of Short Term Stock Price Weakness… Source: Bloomberg as of 27-Mar-2018 Note: S&P 500 price performance and peer price performance indexed to USG share price as of 01-Nov-2016, when Jennifer Scanlon assumed role as CEO and Steven Leer as Chairman 1 Peers include Armstrong World Industries, Continental Building Products, Eagle Materials, Owens Corning, and Saint-Gobain. Calculated as the median across peers.

…which, Research Analysts Agree, Significantly Undervalues USG

USG

UPSIDE FROM LONG-TERM PLAN

"Progress could **unlock considerable value**, with a possible **pathway into the $50s** over the next few years."
Baird, 8-Mar-2018

"USG unveiled 2020 sales and margin targets, which appear **modestly conservative**"
Evercore ISI, 8-Mar-2018

"We were encouraged [USG] provided LT guidance for the first time...there appears to be a **reasonable path towards margin expansion and strong FCF generation**"
Jefferies, 8-Mar-2018

SHORT-TERM STOCK PRICE FLUCTUATIONS

"[We] look past this **near-term noise** and see today's 2020 outlook as supportive of our **positive view on medium to long-term earnings power**, supported by a strong balance sheet."
Barclays, 8-Mar-2018

"[USG] **Stock price more influenced by near-term events**... We expect wallboard price will regain traction in 2Q"
Nomura, 9-Mar-2018

"Wallboard **industry trends** are **generally favorable**, albeit a little **choppy near term**."
Raymond James, 12-Mar-2018

PROPOSAL PRICE

"a **range of $46-$52/sh** is a fair representation of the intrinsic value"
Northcoast, 26-Mar-2018

"[Knauf] has more than enough dry powder to raise its offer for USG in the **$45 - 52 / share range**."
Jefferies, 10-Apr-2018

"We believe **Knauf was opportunistic** with its bid…. We anticipate that a bid in the **high-$40s to low-$50s** could satisfy the company's Board of Directors."
Barclays, 27-Mar-2018

Source: Wall Street Research

1st Proposal (28-Nov) 2nd Proposal (15-Mar) $40.10 $42.00 8.8% $36.85 2.0% $41.18 0.3% $40.00 (4.5)% $44.00 $34.00 / $40.00 $37.50 / $44.00 31 - 34%2 20 - 23%2 -680bps We Believe Knauf’s Proposal Lacks a Sufficient Premium for Control OFFER PRICE MEDIAN / HIGH ANALYST PRICE TARGET1 % PREMIUM TO 52-WEEK HIGH (intraday) USG TAX RATE +4.7% 1,050bps +10% …the significant benefits from tax reform (~$4 per share) …increases in research price targets of $3.50 – $4.00 during the period, and… Knauf’s second proposal increased by only $1.90… …while the premium to our 52-week high declined by nearly 7%, and the premium to the high analyst target price turned into a discount ignoring… Source: Bloomberg, IBES median estimates as of 23-Mar-2018 Median across research analysts 12-month price targets. Guidance provided with Q3’17 and FY2017 results. % PREMIUM TO HIGH ANALYST PRICE TARGET -480bps

Significant USG presence Proposal Does Not Reflect USG’s Market Leadership and Technology Advantage, Which We Believe Would Transform Knauf Source: Public filings, company presentations, Knauf’s first proposal letter dated 28-Nov-2017 Note: USG based on 2017 revenues. Knauf based on 2016 revenues. Share in USG Boral JV (50% of USG Boral’s net sales). Not consolidated in USG’s financial statements. We believe USG is the crown jewel of the industry #1 in North America Gypsum #1 in Australia / Asia Gypsum (USG Boral JV) #2 in North America Ceilings Immediate access to attractive North American markets – closes significant gap in Knauf’s global footprint through acquisition of a market leader in gypsum and ceilings Significant benefit from rollout of USG’s innovative new products and access to global IP portfolio, leading brands and world class technology across Knauf’s European and Latin American operations Access in Asia through ownership in USG Boral (subject to Boral’s call option) Significant Knauf presence Germany Middle East / Africa / Asia / Pacific Europe excl. Germany Americas NET SALES

Knauf’s Proposal Does Not Reflect Significant Expected Synergies

USG

IN ITS OWN WORDS, USG IS OF VITAL IMPORTANCE TO KNAUF

> *“We believe a combination of Knauf and USG would offer the combined entity the* ***ability to meet customer needs better*** *than either company would be able to achieve on its own. Our* ***businesses, products and global footprint are highly complementary****… Together we can provide a* ***broad range of building products to a well-balanced geographical and end market customer base.*** *The* ***integration of our platforms, knowledge sharing and continued investment*** *will allow us to establish an* ***optimized manufacturing, sales, capex and R&D structure on a global scale.”***
>
> *- Initial Knauf bid letter dated November 28, 2017*

AVG. PRECEDENT SYNERGIES[1]

IMPLIED SYNERGIES TO KNAUF[2]


8.3%
% of target sales
$266
$M

POTENTIAL FOR SIGNIFICANT SYNERGIES

($M AND $ / USG SHARE[3])


% USG Sales
Implied run-rate synergy $M
10%
320
$3,588M
+$25/share
8.3%
266
$2,978M
+$21/share
6%
192
$2,153M
+$15/share

Capitalized at 11.2x multiple, per Knauf’s latest offer letter

1. Based on announced run-rate synergies in selected precedent transactions within North American building materials and products sector; includes GAF/ELK, Owens Corning/Vetrotex, Stanley/Black & Decker, Stanley/Niscayeh, USG/Boral JV, Boral/Headwaters, Owens Corning/Pittsburgh Corning and Owens Corning/Paroc
2. Based on implied run-rate synergies assuming USG 2017 sales of $3,204M per 2017 10-K
3. Per share value based on diluted shares outstanding of 143.5M; dilution based on $42.00/share price

USG April 2018 | 24

Knauf’s Proposal Is Wholly Inadequate And Their “Vote No” Campaign Is Designed To Deliver The Lowest Possible Price Knauf’s offer of $42 per share is not a reasonable starting point for further productive engagement; if Knauf meaningfully increases its offer price to reflect the intrinsic value of US, our Board is willing to engage further and provide information Knauf has disregarded the fact that USG is a transformed company poised to deliver significant value Knauf’s campaign is designed to undermine the Board’s ability to maximize value for ALL stockholders USG Board remains open to engaging with Knauf, or any other bidder, at an appropriate price A vote FOR USG’s Board nominees strengthens our negotiating position with Knauf and helps protect the value of your investment

Appendix USG April 2018

Non-GAAP Financial Measures In this presentation, the company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the company presents the non-GAAP financial measures: adjusted operating profit, adjusted operating margins, EBITDA, adjusted EBITDA, adjusted earnings per diluted share, free cash flow, leverage ratio and adjusted net debt, which exclude certain items. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. Adjusted operating profit on a consolidated basis includes the adjusted equity method income from USG Boral and USG’s income from other equity investments and adjusted EBITDA on a consolidated basis includes the company’s share of USG Boral’s adjusted EBITDA because management views USG Boral and its other equity investments as important businesses. In addition, the company uses adjusted operating profit, adjusted operating margins and adjusted net income as components in the measurement of incentive compensation. The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the company’s use of non-GAAP financial measures, and the reconciliations to the nearest GAAP measures, see the Appendix.

Stockholder Rights Plan and Protective Amendment USG’s Stockholder Rights Plan and Protective Amendment restricts beneficial ownership in excess of 4.9% We have a stockholder rights plan that is intended to protect our substantial net operating losses, or NOL, carryforwards and related tax benefits. Under federal tax laws, we generally can use our NOLs and certain related tax credits to reduce ordinary income tax paid in our prior two tax years or on our future taxable income for up to 20 years, when they “expire” for such purposes. Our ability to use our NOLs could be substantially limited if we experience an “ownership change,” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and the rights plan has been designed to help prevent such an “ownership change.” Under Section 382 of the Code, an “ownership change” occurs if, over a rolling three-year period, there has been an aggregate increase of 50 percentage points or more in the percentage of our common stock owned by one or more of our “5-percent stockholders” (as determined under Section 382 of the Code). The rights plan provides that if any person becomes the beneficial owner (as defined in the Code) of 4.9% or more of our common stock, stockholders other than the triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder; provided that stockholders whose beneficial ownership, as defined in Section 382 of the Code, exceeded 4.9% of our common stock outstanding on February 11, 2015 will not be deemed to have triggered the rights plan, so long as they do not thereafter acquire beneficial ownership of additional common stock other than in certain specified exempt transactions. The rights will expire at the close of business on May 31, 2019, unless earlier redeemed or exchanged. Our Board of Directors has the power to accelerate or extend the expiration date of the rights. The NOL protective provisions of the rights plan described above will be effective until the earliest of the close of business on (i) May 31, 2019, (ii) the date on which the Board determines that these provisions are no longer necessary for the protection of certain tax benefits because of the repeal of Section 382 of the Code, (iii) the first day of a taxable year as to which the Board determines that no tax benefits may be carried forward, or (iv) such other date as the Board determines that these provisions are no longer necessary for the preservation of tax benefits, which period is referred to as the Special Period. After the end of the Special Period, the triggering threshold for the rights issued pursuant to the rights plan will revert to 15% of our outstanding common stock and the definition of “beneficial owner” will revert to a definition that does not track Section 382 of the Code. At our 2016 annual meeting our stockholders ratified, on an advisory basis, the extension of the term of the rights plan and the NOL protective provisions described above. A Board committee composed solely of independent directors reviews the rights plan at least once every three years to determine whether to modify the rights plan in light of all relevant factors. This review was most recently conducted in November 2015, and therefore the next review is required by the end of 2018. Our Restated Certificate of Incorporation also restricts certain transfers of our common stock and includes provisions intended to further protect the tax benefits of our NOL carryforwards. Subject to certain limited exceptions, these provisions restrict any person from transferring our common stock (or any interest in our common stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under Section 382 of the Code) owning 4.9% or more of our common stock. Any direct or indirect transfer attempted in violation of these transfer restrictions would be void as of the date of the prohibited transfer as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares attempted to be owned in violation of the transfer restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of that common stock, or in the case of options, receiving our common stock in respect of their exercise. These transfer restrictions are effective until the earliest of (i) the close of business on May 31, 2019, (ii) the repeal of Section 382 of the Code if the Board determines that these restrictions are no longer necessary or desirable for the preservation of tax benefits, (iii) the close of business on the first day of a taxable year as to which the Board determines that no tax benefits may be carried forward, or (iv) such other date as the Board determines that these provisions are no longer necessary for the preservation of tax benefits. Pursuant to a Shareholder’s Agreement reached in 2006, Berkshire Hathaway and certain of its affiliates may acquire beneficial ownership of up to 50% of our voting stock on a fully-diluted basis without triggering the ownership thresholds in our Restated Certificate of Incorporation or the rights plan, and may acquire beneficial ownership of more than 50% of our voting stock on a fully-diluted basis without triggering the ownership thresholds in our Restated Certificate of Incorporation or the rights plan through an offer to purchase all of our common stock that remains open for at least 60 days, in each case subject to specified exceptions.

USG at a Glance Leading Manufacturer of Building Materials and Innovative Solutions Founded 1902 Market Cap1 $5.8B Headquarters Chicago, IL Employees2 6,800 Plant Locations2 51 2017 Sales2 $3,204M 2017 AOP3 $438M 2017 Adjusted EPS3 $1.80 2017 Adj. Operating Profit (AOP3) GLOBAL Footprint As of 4/23/2018. Does not include USG Boral Joint Venture, which has: 3,200 employees, 49 plant locations and US$1.2B sales in CY 2017. Non GAAP metric – See reconciliation to GAAP results in Appendix. #1 In North American Gypsum #2 in North American ceilings #1 in Australia / Asia Gypsum (USG Boral) 2017 Sales2

Recent Actions Have Transformed USG

USG

2013 → **2014** → **2015** → **2016** → **2017** → **2018**

2013: DIVESTED NON-CORE ASSETS / EXITED REGIONS

- Exited Europe (December 2012)
- Exited Russia and Europe via Knauf-USG JV (2015)
- Exited South America (2016)

FEB 2014: FORMED USG BORAL JV

- Provided immediate access to large, fast-growing markets
- Aligned with countries experiencing high rates of urbanization and adoption of dry construction practices
- Dampened cyclicality of USG

AUG 2016: ADV. MANUFACTURING

- Announced $300M investment
- Key driver of future margin expansion and growth

OCT 2016: SALE OF L&W & CEO TRANSITION

- Sold for $675M; 12.9x LTM EBITDA
- Eliminated channel conflict and sharpened focus on core
- Proceeds used to de-lever balance sheet, invest in Advanced Manufacturing and enabled capital return

NOV 2017: ACQUIRED CEILINGS PLUS

- Access to fast growing specialty business and pull-through opportunities

JAN 2018: ANNOUNCED REALIGNMENT OF SEGMENTS

- Reorganized into logical, focused reporting segments
- Optimized operational structure, aligned to segment-specific customer and capital requirements

NEW PRODUCT LAUNCHES

Apr 2014: USG Structural Panels



Jun 2016: Regional launch of Launch Securock® ExoAir® 430



Mar 2017: USG Sheetrock® Brand EcoSmart Panels



Jun 2017: Ensemble™ Monolithic Ceilings



USG April 2018 I 30

Advanced Manufacturing: Increasing Profitability Advanced Manufacturing Expected to Further Improve Cost Structure Independent of Volume and Price Expected Investment and Return Trajectory Capital $ 250M Expense 50M Total $ 300M1 1.Total expected spend for the Advanced Manufacturing program

Significant Synergy Upside to Knauf for Which USG’s Stockholders are not Being Compensated Note: Synergies calculated as run-rate synergies as a % of last reported sales Reflects run-rate synergies as a % of last reported target sales Per share value based on diluted shares outstanding of 143.5M; dilution based on $42.00/share price Other synergy comparables – (Announced synergies as a % of TARGET sales / % of pro forma sales)1 Average: 8.3% Average: 3.0% % of target sales % of pro forma sales Average % of pro forma sales Average % of target sales

FY 2017 Reported GAAP Operating Profit (Loss) U.S. Wallboard and Surfaces $314 U.S. Performance Materials $26 U.S. Ceilings $95 Canada $12 Other $11 Corporate & Eliminations ($91) Total $367 Adjustments to GAAP Operating Profit (Loss) U.S. Wallboard and Surfaces – Pension settlement charge $7 U.S. Performance Materials – Pension settlement charge $2 U.S. Ceilings – Pension settlement charge $2 Corporate & Eliminations – Pension settlement charge $1 Total $12 Adjusted Operating Profit (Loss) – Non-GAAP measure U.S. Wallboard and Surfaces $321 U.S. Performance Materials $28 U.S. Ceilings $97 Canada $12 Other $11 Corporate & Eliminations ($90) Other Adjustments Adjusted equity income from UBBP $59 Total Adjusted Operating Profit $438 Adjusted Operating Profit Reconciled to GAAP Operating Profit under New Reportable Segments $ Millions

FY 2017 AOP % Reported Adjusted Operating Profit (Loss) – Non GAAP Measure U.S. Wallboard and Surfaces $321 16.8% U.S. Performance Materials $28 7.5% U.S. Ceilings $97 20.3% Canada $12 3.0% Other $11 Corporate & Eliminations ($90) Adjusted equity income from UBBP1 $59 Total $438 13.7% Adjustments to Adjusted Operating Profit (Loss) U.S. Wallboard and Surfaces – Employee Retirement Plan Accounting Change ($15) U.S. Performance Materials – Employee Retirement Plan Accounting Change ($4) U.S. Ceilings – Employee Retirement Plan Accounting Change ($5) Canada – Employee Retirement Plan Accounting Change $1 Corporate & Eliminations – Employee Retirement Plan Accounting Change ($3) Total ($26) Recasted Adjusted Operating Profit (Loss) – Non-GAAP measure U.S. Wallboard and Surfaces $306 16.0% U.S. Performance Materials $24 6.4% U.S. Ceilings $92 19.3% Canada $13 3.2% Other $11 Corporate & Eliminations ($93) Adjusted equity income from UBBP1 $59 Total Adjusted Operating Profit $412 12.9% Adjusted Operating Profit Recast for Change in Employee Retirement Plan Accounting $ Millions

FY 2017 FY 20072 Reported GAAP Operating Profit $367 $165 Adjustments to GAAP Operating Profit Pension settlement charge $12 — Restructuring & Asset impairment charges — $26 Adjusted equity income from UBBP $59 — Total Adjusted Operating Profit $438 $191 GAAP Operating Profit Reconciled to Adjusted Operating Profit Amounts are Unadjusted for the sale of L&W (not recast to reflect L&W supply as a discontinued operation). Reported GAAP operating profit and adjustments are as presented in the 2007 Form 10-K. $ Millions

Adjusted Diluted EPS Reconciled to GAAP Diluted EPS FY 2017 Income per average diluted common share – GAAP $0.60 Adjustments per average diluted common share: (Income) loss from and gain on sale of discontinued operations $0.06 Loss on extinguishment of debt $0.15 Pension settlement charge $0.08 Tax effect on adjustments ($0.08) Change in tax law $0.99 Adjusted earnings per adjusted average diluted common share – Non-GAAP $1.80 Average diluted common shares – GAAP 146,710,846

1. Depreciation, depletion and amortization excludes the amortization of deferred financing fees which is included in interest expense. Historical Adjusted EBITDA Reconciled to Net Income $ Millions 2017 USG Net Income/(loss) $88 Less: loss from discontinued operations, net of tax $9 Add: interest expense, net $65 Add: income tax expense $238 Add: depreciation, depletion, and amortization1 $129 EBITDA $529 Add: share-based compensation expense $18 Add: ARO accretion expense $7 Add: pension settlement charges $12 Add: loss on extinguishment of debt $22 Less: USG's equity income from UBBP ($59) Add: USG’s share of UBBP Adjusted EBITDA $107 ADJUSTED EBITDA $636

USG Boral Building Products Adjusted EBITDA Reconciliation FY 2017 GAAP Operating profit $160 Income tax expense ($53) Income from equity method investments owned by UBBP, net of tax $15 Other expense ($1) Net Income $121 Net income attributable to non-controlling interest ($4) Oman net loss attributable to non-controlling interest — Net Income attributable to USG Boral Building Products $117 Adjustments: Long-lived asset impairment charges and severance charges, net of tax — Adjusted Net Income attributable to USG Boral Building Products $117 Add: income tax expense $53 Add: depreciation, depletion, and amortization $45 TOTAL USG Boral Building Products Adjusted EBITDA $215 USG’s share of USG Boral Building Products Adjusted EBITDA $107 $ Millions